Exhibit 99.1

Albemarle and ICL to form polymeric flame retardant manufacturing joint venture

(TEL AVIV, ISRAEL and BATON ROUGE, LA USA) – August 29, 2014 - Albemarle Corporation (NYSE: ALB) and ICL (TASE:ICL) announced today that the two companies have entered into an agreement to establish a manufacturing joint venture for the production of ICL’s FR-122P polymeric flame retardant and Albemarle’s GreenCrest™ polymeric flame retardant. These flame retardants are designed to replace hexabromocyclododecane (HBCD). HBCD has been the leading flame retardant used in expanded (EPS) and extruded (XPS) polystyrene foam applications, but is being phased out in the European Union (EU), Japan and other countries.

The joint venture and its partners will own and operate a 2,400 MT per year Netherlands plant, which is currently operating, and a 10,000 MT per year Israel plant, which is scheduled to come on line in the 4th quarter of 2014. Both plants are located at ICL sites as previously announced by ICL. The joint venture will enable additional capacity to be brought to the market to meet the growth needed for the EU and the rest of the world following the phase out of HBCD from these markets. The transaction is subject to certain closing conditions, including regulatory approvals, and is expected to close in 2015.

“The joint venture will allow Albemarle to continue providing its GreenCrest branded product to customers while joining forces with a proven manufacturing partner in ICL,” said Troy De Soto, Albemarle’s vice president, Fire Safety Solutions. “The combined experience and know-how related to bromine and bromine derivatives of Albemarle and ICL will ensure a reliable, high quality alternative offering to HBCD in the EPS/XPS segment. In addition, Albemarle brings its financial backing and GreenCrest product manufacturing experience to the venture.”

ICL Industrial Products’ vice president, Flame Retardants, Ilan Elkan, added, “We are delighted to partner with Albemarle in increasing the availability of our polymeric flame retardant offerings to the EPS and XPS industries. Our production of these innovative, sustainable polymeric products at ICL sites in Israel and the Netherlands will help to meet the growing market demand for next generation flame retardants. These polymeric flame retardants meet the highest regulatory demands, while better enabling the industry’s transition from HBCD within the timeframe established by EU regulators. We have invested heavily to introduce our polymeric flame retardant products, and we welcome the manufacturing venture with Albemarle to ensure that our respective customers have an innovative solution to produce their downstream products and meet all fire safety standards. Our joint production of polymeric flame retardants further demonstrates the industry’s overall commitment to offering environmentally-friendly fire safety products and solutions that meet increasingly stringent regulatory standards.”

ICL IP’s investment in its polymeric flame retardant production capacities followed extensive testing and evaluation processes conducted by potential customers during the past several years. ICL began to commercially produce and market its FR-122P polymeric flame retardant product in 2013.

Albemarle began commercial qualifications of its GreenCrest sustainable polymeric product in 2013 and started commercial supply in April 2014 from the Netherlands plant. Positive customer feedback has confirmed that the GreenCrest product is suitable for commercial uses in EPS and XPS applications.

Albemarle and ICL will continue to provide independent marketing, sales and technical service to their customers in Europe and around the world to ensure a smooth transition as EPS and XPS producers shift from HBCD to the polymeric flame retardant before the Registration, Evaluation, Authorisation and Restriction of Chemicals (REACH) sunset date for HBCD in August 2015.

About Albemarle

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer, and marketer of highly-engineered specialty chemicals for consumer electronics, petroleum refining, utilities, packaging, construction, automotive/transportation, pharmaceuticals, crop protection, food-safety and custom chemistry services. The Company is committed to global sustainability and is advancing its eco-practices and solutions in its two global business units: Performance Chemicals and Catalyst Solutions. Corporate Responsibility Magazine selected Albemarle to its prestigious “100 Best Corporate Citizens” list for 2010, 2011 and 2013. Albemarle employs approximately 3,900 people and serves customers in approximately 100 countries. Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, Regulation G reconciliations, SEC filings, and other information regarding the Company, its businesses and the markets we serve.

About ICL

ICL is a global manufacturer of products based on specialty minerals that fulfill humanity’s essential needs primarily in three markets: agriculture, food and engineered materials. The agricultural products that ICL produces help to feed the world’s growing population. The potash and phosphates that it mines and manufactures are used as ingredients in fertilizers and serve as an essential component in the pharmaceutical and food additives industries. The food additives that ICL produces enable people to have greater access to more varied and higher quality food. ICL’s water treatment products supply clean water to millions of people, as well as to industry around the world. Other substances, based on bromine and phosphates help to create energy that is more efficient and environmentally friendly, prevent the spread of forest fires and allow the safe and widespread use of a variety of products and materials.

ICL benefits from a broad presence throughout the world and proximity to large markets, including in emerging regions. ICL operates within a strategic framework of sustainability that includes a commitment to the environment, support of communities in which ICL’s manufacturing operations are located and where its employees live, and a commitment to all its employees, customers, suppliers and other stakeholders.

ICL is a public company whose shares are traded on the Tel Aviv Stock Exchange (TASE: ICL). The company employs approximately 12,000 people worldwide, and its sales in 2013 totaled US$6.3 billion. For more information, visit the company’s website at www.icl-group.com.

Albemarle Media Contact: Ashley Mendoza, (225) 388-7137, Ashley.Mendoza@albemarle.com

Albemarle Investor Relations Contact: Lorin Crenshaw, (225) 388-7322, Lorin.Crenshaw@albemarle.com

ICL Media Contact: Fleisher Communications and Public Relations, Amiram Fleisher, +972-3-6241241, amiram@fleisher-pr.com; Limor Gruber, Head of Investor Relations, +972-3-6844471, limor.gruber@icl-group.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Albemarle Corporation’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.